UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 10, 2007

JANEL WORLD TRADE, LTD.
(Exact Name of Registrant as Specified in its Charter)

NEVADA	333-60608	11-2636089
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

150-14 132nd Avenue, Jamaica, NY	11434
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number,
including area code, (718) 527-3800

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

Item 3.02  Unregistered Sale of Equity Securities.

On January 10, 2007, Janel World Trade, Ltd. (“Janel”) entered into a Securities Purchase Agreement with an Institutional Purchaser, pursuant to which Janel sold an aggregate of one million (1,000,000) unregistered shares of newly-authorized $0.001 par value Series A Convertible Preferred Stock (the “Series A Stock”) for a total purchase price of five hundred thousand dollars ($500,000), which are convertible into shares of Janel’s $0.001 par value common stock at any time on a one-share for one-share basis.

Janel simultaneously entered into a Registration Rights Agreement with the Institutional Purchaser requiring the underlying shares of common stock issuable upon conversion of the Series A Stock to be included in the next securities registration statement (except for a registration statement on Forms S-4 or S-8) filed by Janel with the Securities and Exchange Commission (“SEC”), and listed (if possible) on NASDAQ or a National Securities Exchange. The registration statement must be filed no later than nine (9) months from closing, for an offering made on a continuous basis pursuant to SEC Rule 415, and become effective within ninety (90) days after filing. Janel has agreed that none of its officers or directors will enter into any transaction for the disposition of any Janel shares owned by them or their affiliates until the expiration of nine (9) months following the effective date of the required registration statement.

The Janel shares issuable to the Institutional Purchaser upon the exercise of the conversion rights may also be sold in compliance with the requirements of SEC Rule 144.

Janel sold the unregistered shares pursuant to the exemption from registration provided by SEC Regulation D. The amount and terms of the sale and issuance of the Series A Stock were determined by arms-length negotiation between the parties. There are no material relationships between Janel or its respective officers, directors, affiliates and principal shareholders, and the managers, members and affiliates of the Institutional Purchaser.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

4.1	Certificate of Designation of Series A Convertible Preferred Stock dated January 10, 2007.

10.3	Janel World Trade, Ltd. Securities Purchase Agreement with the Institutional Purchaser entered into January 10, 2007.

10.4	Janel World Trade, Ltd. Registration Rights Agreement with the Institutional Purchaser entered into January 10, 2007.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

January 17, 2007

JANEL WORLD TRADE, LTD.

By:  /s/ James N. Jannello
James N. Jannello, Executive Vice President
and Chief Executive Officer